Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated March 2, 2022, with respect to the consolidated financial statements of Veritas Permian II, LLC, as of and for the year ended December 31, 2021, included in this Current Report on Form 8-K/A in Registration Statement Nos. 333-225828, 333-225832, 333-225835, 333-227945, 333-255065, 333-255066 and 333-263108 on Form S-3, Registration Statement Number 333-216887 on Form S-4, and Registration Statement Nos. 333-188999, 333-205617, 333-212929 and 333-227948 on Form S-8 of Northern Oil and Gas, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
April 12, 2022